UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FARMERS & MERCHANTS BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

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FARMERS & MERCHANTS BANCORP, INC.

307 North Defiance St.

Archbold, Ohio 43502

(419) 446-2501

March 13, 2023

Dear Fellow Shareholders:

Attached is the Notice of Annual Meeting, Proxy Statement and related materials for our 2023 Annual Meeting that is to be held on April 17, 2023.

In addition to the election of directors and ratification of the appointment of auditors, there are four additional proposals to be considered at the meeting. Two relate to the Company’s executive compensation programs, similar to what you have approved in prior years.

The other two proposals, numbers 4 and 5, relate to amendment of the Company’s Articles of Incorporation. Both of these proposals are intended to provide the Company flexibility in raising additional capital as needed in the future. The Company has more than tripled in size over the last 10 years from $946.7 million in total assets at year-end 2012 to $3.02 billion in total assets as of year-end 2022. We want to make certain that in the future we can quickly and efficiently raise capital as needed to support our balance sheet and our growth.

The proposals are discussed at length in the Proxy Statement beginning on page 30. We encourage you to review this information to see why the Board of Directors unanimously approved these proposals.

We respectfully request your support for proposals 4 and 5, as well as the other proposals referenced in the proxy materials. Thank you for your attention to these important matters affecting the future of your Company.

Sincerely,

/s/ Jack C. Johnson	/s/ Lars B. Eller
Jack C. Johnson,	Lars B. Eller
Chairman of the Board of Directors	President & Chief Executive Officer